Exhibit 99.1

OBN Holdings Establishes Subsidiary in Japan

Subsidiary Responsible for Japanese Operations

LAS VEGAS--(BUSINESS WIRE)--February 11, 2009--OBN Holdings (Pink Sheets: OBNI) announces the establishment of OBN Holdings Japan Co., Ltd. A wholly-owned subsidiary of OBNI, OBN Holdings Japan is formed under the laws of Japan and headquartered in Tokyo.

“We are very excited about the establishment of our Tokyo subsidiary,” stated Roger Neal Smith, President and CEO of OBN Holdings. “OBN Holdings Japan further solidifies relationships that we have been developing for many years. We have already begun developing strategic relationships with a number of major Japanese companies, and plan to aggressively pursue our acquisition business model throughout the country.”

OBN Holdings Japan is responsible for identifying potential acquisitions and business opportunities, and for developing strategic relationships in the region. Additionally, all of the future acquisitions and projects in the region will be managed by the Japan subsidiary.

About OBN Holdings

OBN Holdings, Incorporated is a holding company engaged in a diverse number of business industries, including entertainment, manufacturing, technology and business services. It is internationally diversified with offices and subsidiaries in the United States, Hong Kong and Japan.

For the latest SEC filings or past news releases, go to the company’s web site at www.obnholdings.com and click on the news heading. More information about OBN Holdings Japan can be found at http://en.obnholdings.com.

OBN Holdings, Inc.: 8275 South Eastern Avenue, Suite 200, Las Vegas, Nevada 89123. (702) 938-0467

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of OBN Holdings, Inc., nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward-looking statements: This press release and other statements by OBN Holdings may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “estimate,” “potential,” or future/conditional verbs such as “will,” “should” and “could.”

CONTACT:
OBN Holdings, Inc.
Susan Johnson, 702-938-0467